Exhibit 77D

Principal Investment Strategy

The Fund is an actively managed exchange-traded fund that, under normal conditions, will invest primarily in U.S. common stock, exchange traded funds (ETFs) and exchange traded notes (ETNs).
Under normal circumstances, at least 80% of the Funds net assets, plus any borrowings for investment purposes, will be invested in securities of U.S.companies or in other investment companies that principally invest in such securities.
 The Fund may also invest in common stocks of foreign companies traded on a U.S. exchange (including American Depositary Receipts.
 The Funds portfolio is composed of two components:
 (i) the common stock component
and (ii) the tactical component.
The Funds assets may be invested in either of these two components without limit.

The Common Stock Component

The Common Stock Component of the Funds portfolio will invest in companies within each of the large-cap, mid-cap and small-cap U.S. equity market segments
(each a Market Segment) that operate in each of the ten (10) sectors represented in the S&P Composite 1500.
A sector is a large grouping of companies operating within the market that share similar characteristics.
The ten (10) sectors comprising the S&P Composite 1500 are: utilities, consumer staples, information technology, healthcare, financials, energy, consumer discretionary, materials, industrials, and telecommunication services (Sectors).
The S&P Composite 1500 is comprised of the S&P 500, the S&P MidCap 400 and S&P SmallCap 600.

As market conditions change, the Fund intends to rotate the investment focus of the Fund so as to overweight its portfolio in companies comprising those Market Segments and Sectors that the Advisor believes offer the greatest potential for capital appreciation in the given market environment and underweight its portfolio in those Market Segments and Sectors that the Advisor believes offer the least potential for capital appreciation in that same market environment. If the Funds portfolio allocation to a particular Market Segment or Sector exceeds that Market Segments or Sectors current weighting in the S&P Composite 1500, then the Fund will be overweighting that Market Segment or Sector.
 Similarly, if the Funds portfolio allocation to a specific Market Segment or Sector is less than that Market Segments or Sectors current weighting in the S&P Composite 1500, then the
 Fund will be underweighting that Market Segment or Sector.
The Advisor believes that these adjustments, collectively,
 will position the Fund for continued capital appreciation in the new market environment.

The Common Stock of the Funds portfolio is created using two proprietary quantitative strategies.
The first strategy identifies and evaluates various factors
 including value, momentum, smart money
(ex. tracking insider and institutional buying and selling), profitability, trading friction (ex. volume, price and beta)
 and growth.
 The second strategy utilizes a multi-factor model which analyzes earnings, technical factors, valuations and industry leadership.

The Advisor retains a broad mandate and discretion to invest in companies consistent with its evaluation of the capital appreciation potential of the Market Segments and Sectors. The strategy of overweighting and underweighting Sectors to maximize opportunities for capital appreciation may result in the Fund investing greater than 25% of its total assets in the equity securities of companies operating in one or more Sectors. Sectors are comprised of multiple individual industries.
 The Fund will not invest more than 25% of its total assets in an individual industry.

Both in current market conditions and, more importantly, over longer time periods, the Advisor believes that investing in companies consistent with its ongoing evaluation of the capital appreciation potential of the Market Segments and Sectors is intrinsic to maximizing performance in the domestic equity markets.

The Tactical Component

The Tactical Component of the Funds portfolio invests in actively managed or index equity-based ETFs and ETNs.
 This portion of the Funds portfolio may also invest in treasury, fixed income, volatility and commodity ETFs and ETNs.
  The Fund may invest in fixed income ETFs and ETNs that principally invest in investment grade securities of any duration or maturity. Duration is a measure used to determine
 the sensitivity of a securitys price to changes in interest rates.
The longer a securitys duration, the more sensitive it will be to changes in interest rates.
For example, if a bond has a duration of 5 years, a 1% rise in rates would result in a 5% decline in share price.
 If a bond has a duration of 10 years, a 1% rise in interest rates would result in a 10% decline in share price.
 The goal of this component of the Funds portfolio is to be opportunistic during market rallies and move into defensive positions during market declines though the use of three tactical strategies

Trend Following---The trend following models seeks to identify strong sectors to buy and weak sectors to sell.
  Trend following is based on the idea that strong areas of the market will remain strong and weak areas will remain weak.

Mean Reversion---The mean reversion models look for strong sectors that appear overbought to sell and weak sectors that appear oversold to buy.
   Mean reversion is based on the idea that market sectors often become overextended on the upside and downside before ultimately snapping back to equilibrium.

Intermarket Analysis---These models will analyze market sectors that are correlated or uncorrelated and look for divergences.
 These divergences often signal major market turning points.

The Fund actively trades its portfolio securities in an attempt to achieve its investment objective.